Exhibit 99.1

Shaw Announces Completion of $500 Million Share Repurchase Program

BATON ROUGE, La.--(BUSINESS WIRE)--May 23, 2011--The Shaw Group Inc. (NYSE: SHAW) has completed its $500 million share repurchase program that was announced Jan. 10, 2011. The program, which was funded by the company’s available cash and short-term investments, resulted in the repurchase of 13,688,354 shares at an average price of $36.51 per share, excluding costs. The company currently has approximately 72.2 million shares outstanding. Current pro forma share counts for earnings per share calculations are listed below:

	Three months ended May 31, 2011	Three months ended August 31, 2011	Twelve months ended August 31, 2011
Weighted average basic shares outstanding	78.7 million	72.2 million	80.3 million
Weighted average diluted shares outstanding	80.2 million	73.8 million	81.9 million

“The completion of the share repurchase program is a prime example of our continued focus on providing value to our shareholders,” said J.M. Bernhard Jr., Shaw’s chairman, president and chief executive officer. “We remain confident in the long-term growth of our business and will continue to be good stewards of our significant cash balance.”

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2010, November 30, 2010, and February 28, 2011, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com